EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Icahn Enterprises L.P.’s Form 10-K for the year ended December 31, 2009 and the incorporation by reference in the Registration Statements (Form S-3 No. 333-143930 and Form S-4 No. 333-143929) of Icahn Enterprises L.P. of our reports dated February 23, 2010, with respect to the consolidated balance sheets of Federal-Mogul Corporation and subsidiaries as of December 31, 2009 and 2008 (Successor), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008 (Successor) and 2007 (Predecessor) and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, all of which are included in Federal-Mogul Corporation’s Form 10-K for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Detroit, Michigan
March 3, 2010